Exhibit 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made this 29th day of April, 2019 (the “Effective Date”), by and between 200 SMITH NWALP PROPERTY OWNER LLC, a Delaware limited liability company (the “Landlord”) and DECIPHERA PHARMACEUTICALS, INC., a Delaware corporation (the “Tenant”).

A.    WHEREAS, Landlord and Tenant are parties to that certain Lease dated May 29, 2018 (the “Original Lease”), as amended by that First Amendment to Lease dated October 26, 2018 and that Second Amendment to Lease dated December 17, 2018 (the “Second Amendment”) (as amended, the “Lease”) for the lease of certain premises consisting of approximately 44,343 square feet located at 200 Smith Street, Waltham, Massachusetts, as more particularly described in the Lease (the “Premises”).

B.    WHEREAS, Landlord and Tenant wish to amend certain provisions of the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

AGREEMENT

1.      Definitions. Capitalized terms used in this Third Amendment shall have the same meanings ascribed to such capitalized terms in the Lease, unless otherwise provided for herein.

2.      Modifications. Modifications to Lease:

A.    Expansion Premises. The Premises currently consists of 44,343 square feet of rentable area (the “Existing Premises”). The “Expansion Premises” shall mean the 38,003 square feet of rentable area on the third floor of that portion of the Building known as the “Office Building” consisting of three (3) stories and located to the North of the Existing Premises as shown on Exhibit A-2 attached hereto. Commencing on the substantial completion (as defined in the Lease) of the Expansion Premises Work (defined below) (the “Expansion Commencement Date”), Landlord shall deliver possession of the Expansion Premises to Tenant and the Expansion Premises shall be added to the Existing Premises and the term “Premises”, as used in the Lease, shall refer to the Existing Premises and the Expansion Premises. As of the Expansion Commencement Date, the Premises Rentable Area shall be deemed to include 82,346 rentable square feet. The Expansion Premises shall be subject to all the terms and provisions of the Lease.

B.    Premises Plan. Exhibit A-2 to the Lease is hereby supplemented by the additional Exhibit A-2 plan attached hereto.

C.    Expansion Premises Term. The term of the Expansion Premises shall commence on the Expansion Commencement Date and, unless sooner terminated in accordance with the terms and conditions of the Lease, shall expire on the Expiration Date (the “Expansion Term”). As used in the Lease, the definition of “Term” shall include the Expansion Term.

D.    Basic Rent for the Expansion Premises. Commencing on the Expansion Commencement Date, Basic Rent for the Expansion Premises only shall be payable according to the following schedule:

RENTAL PERIOD (MONTHS)	BASIC RENT RATE (PER RENTABLE S.F. PER ANNUM)	ANNUAL BASIC RENT	MONTHLY PAYMENT
1—7	None*	None*	None*
8 – 19	$49.00	$1,862,147.00	$155,178.92
20 – 31	$50.00	$1,900,150.00	$158,345.83
32 – 43	$51.00	$1,983,153.00	$161,512.75
44 – 55	$52.00	$1,976,156.00	$164,679.67
56 – 67	$53.00	$2,014,159.00	$167,846.58
68 – 79	$54.00	$2,052,162.00	$171,013.50
80 – 91	$55.00	$2,090,165.00	$174,180.42
92 – 103	$56.00	$2,128,168.00	$177,347.33
104 – Expiration Date	$57.00	$2,166,171.00	$180,514.25

*	“Free Rent” as defined in the Second Amendment

Tenant shall continue paying Basic Rent for the Existing Premises as set forth in the First Amendment.

E.    Proportionate Share.    Commencing on the Expansion Commencement Date, (i) the rentable square footage of the Expansion Premises shall be deemed to be 38,003 square feet; (ii) the rentable square footage of the entire Premises shall be deemed to be 82,346 square feet; (iii) Tenant’s Building Proportionate Share with respect to the entire Premises shall be deemed to be 19.73%; and (iv) Tenant’s Non-PO Proportionate Share with respect to the entire Premises shall be deemed to be 20.55%.

F.    Separate or Combined Billings. Landlord may bill the Expansion Premises Rent for the Expansion Premises separately or treat the Expansion Premises and the Existing Premises as one unit for billing purposes. Any default respecting any separate billing shall be a default with respect to the entire Premises and the Lease.

G.    Security Deposit. Commencing on the Expansion Commencement Date, the Security Deposit shall be increased by $931,073.52 to $1,948,961.52 and Tenant shall promptly deliver to Landlord either an additional or an amended letter of credit to reflect the aforementioned increase. Additionally, the Security Deposit reduction referenced in Section 18.3 of the Lease shall be increased by $310,357.84 to $649,653.84, resulting in a Security Deposit of $1,299,307.68 following the reduction. In the event that the Security Deposit is so reduced, Tenant shall provide Landlord with a replacement letter of credit in the amount of $1,299,307.68 and Landlord will promptly return the original letter of credit to Tenant.

H.    Condition of Expansion Premises; Improvements. Tenant has inspected the Expansion Premises, and is satisfied with, the existing “as is” condition of the Expansion Premises subject only to Landlord’s obligation to perform the Base Building Work and Initial Tenant Work for the Expansion Premises to the extent set forth in Exhibit G of the Lease, to provide the Landlord’s Contribution as provided herein and to perform the Expansion Premises Work as hereinafter defined. For the avoidance of doubt, Landlord shall perform the Base Building Work and Initial Tenant Work for the Expansion Premises all as set forth in Article 5 of the Original Lease, as amended pursuant to the Second Amendment; provided, however, for purposes of this Third Amendment, (i) the “Initial Tenant Work” for the Expansion Premises shall consist of the work to be described in the Expansion Construction Documents prepared pursuant to this Section 2(H) and (ii) the “Base Building Work” for the Expansion Premises shall consist of the Base Building Work described in the Lease plus the following: (w) installation of a separate electric meter for the Expansion Premises, (x) installation of a new white TP roofing system with rigid insulation with 20 year warranty on the Office Building, (y) installation of a single glass double door entry for the 3rd floor elevator lobby entrance of the Office Building into the Expansion Premises (such glass door entry to match the two sets of glass double doors located on the 2nd floor of the Office Building and locking mechanism capable of receiving and working with Tenant’s card reader system) and (z) installation of two RTUs related to the HVAC to exclusively serve the Expansion Premises. In addition to the Base Building Work and the Initial Tenant Work, Landlord, at its own expense, shall construct an interior access between the Expansion Premises and the central elevator access to the café and fitness center Building amenities (in the location shown in blue on the attached Exhibit A-3) (the “Amenities Access”) and complete construction of all other Common Facilities contemplated for access to and from the Expansion Premises, including the demising of the Expansion Premises as shown on the attached Exhibit A-2 (the “Common Facilities Work”, and together with the Base Building Work, the Initial Tenant Work, and the Amenities Access, the “Expansion Premises Work”).

Landlord shall use reasonable efforts to substantially complete the Expansion Premises Work on or before the date (the “Estimated Expansion Completion Date”) that is the last day of the twenty-second (22nd) week following Landlord’s and Tenant’s mutual approval of the Expansion Construction Documents. In the event that the Expansion Commencement Date is delayed beyond the Estimated Expansion Completion Date (other than due to a Tenant Delay, as defined in Section 5.11 of the Lease) and to the extent such delay actually delays Tenant’s commencement of occupancy of the Expansion Premises for the regular conduct of its business, then the Expansion

Commencement Date shall be delayed by one day for each day of such delay by Landlord in achieving substantial completion of the Expansion Premises Work. If due to such delay by Landlord, the Expansion Commencement Date has not occurred within sixty (60) days of the Estimated Expansion Completion Date (as such date shall be extended for Tenant Delays and Force Majeure), then Tenant shall receive a one day credit against Basic Rent for the Expansion Premises for each day between the Estimated Expansion Completion Date and the date the Expansion Premises Work is substantially completed.

Tenant shall cause its architect to prepare the plans and specifications for the Initial Tenant Work for the Expansion Premises (the “Expansion Construction Documents”). On or before July 15, 2019, the Expansion Construction Documents shall be mutually approved by Landlord and Tenant. Landlord’s approval of the Expansion Construction Documents shall not be unreasonably withheld or delayed. Failure of Landlord to approve or disapprove any submission or resubmission of the Expansion Construction Documents within five (5) Business Days after submission or resubmission shall constitute approval thereof. Any disapproval by Landlord shall be accompanied by a specific statement of the reason(s) therefor. For the avoidance of doubt, Landlord shall be responsible at its sole cost and expense for the completion of the plans and specifications for the Base Building Work, Amenities Access and Common Facilities Work.

I.    Landlord’s Contribution. Commencing on the Effective Date, the Landlord’s Contribution shall be increased to $4,940,760.00. All costs of the Initial Tenant Work for the Expansion Premises shall be subject to application by Landlord from the Landlord’s Contribution subject to Section 5.5 of the Lease (including that any excess costs shall be funded by Tenant and further that each of Landlord and Tenant shall fund the costs of the Expansion Premises Work on pari passu basis), except that Landlord shall be entitled to a construction management fee of 2.5% of (a) the hard costs of the Initial Tenant Work for the Expansion Premises, and (b) the soft costs of the Initial Tenant Work for the Expansion Premises managed by Landlord’s managing agent. For the avoidance of doubt, Landlord shall be responsible at its sole cost and expense for the completion of the Base Building Work, Amenities Access and Common Facilities Work.

J.    Additional Contribution. Commencing on the Effective Date, the maximum additional contribution that Tenant may request as set forth in the first paragraph of Section 5.12 of the Lease shall be increased $620,715.68 to $1,300,641.68 and the dollar for dollar reduction in the Free Rent that results from such additional contribution shall be based on a monthly Basic Rent of $325,160.42 pro-rated on a daily basis. Further, the additional contribution shall increase the Basic Rent payable in the last month or months of the period of Free Rent as set forth in Section 5.12 of the Lease.

K.    Space Plan Allowance. Commencing on the Effective Date, the Space Plan Allowance shall be increased to $9,881.52, with such additional amount to be used towards the cost of an initial space plan upon which the Expansion Construction Documents will be based.

L.    Early Access by Tenant. Landlord shall permit Tenant access to the Expansion Premises prior to the Expansion Commencement Date pursuant to the terms set forth in Section 5.8 of the Lease.

M.    Parking. Commencing on the Expansion Commencement Date, the penultimate sentence of Section 2.2(a) of the Lease is hereby deleted and replaced with the following:

“Tenant’s employees and invitees shall be entitled to use on an unreserved, non-exclusive basis a total number of parking spaces (“Tenant’s Parking Spaces”) equal to 3.5 parking spaces for each 1,000 rentable square feet of the Premises of which Tenant shall be entitled to Tenant’s Building Proportionate Share of the total number of the covered garage parking spaces serving the Building to be located in the covered parking garage serving the Building and the remaining Tenant’s Parking Spaces shall be located in the open parking area adjacent to the Building.”

N.    Security. Subject to and in accordance with Section 2.3 of the Lease, Tenant may install security card access in the elevator serving the Expansion Premises at Tenant’s sole cost and expense.

O.    Signage. Subject to and in accordance with Section 6.2 of the Lease, Landlord and Tenant hereby agree to the location of exterior façade signage as shown on Schedule 1 attached hereto.

P.    Existing Right of First Offer. The Right of First Offer to lease space adjacent to the Premises consisting of 30,000 rentable square feet or less pursuant to Section 2.4 of the Lease shall remain in full force and effect except that it shall only apply to space adjacent to the original Premises as leased under the initial Lease and not to space adjacent to any expansion premises, including without limitation, space adjacent to the Expansion Premises as added to the Premises pursuant to the terms of this Third Amendment.

Q.    Anticipated Leasing of Remaining Office Building Space. Commencing on the Effective Date and for a period of eighteen (18) months thereafter or until the same may be leased if sooner, with regard to the first and second floors in the “Office Building” portion of the Building (“Remaining Office Building Space”), Landlord agrees to make reasonable efforts to provide written notice to Tenant if Landlord anticipates leasing the Remaining Office Building Space or any portion thereof to any party which is not then a tenant of the Property, such notice being intended to include the location and approximate square footage of the premises and the approximate basic terms under which Landlord expects to lease such premises. Tenant may enter the bidding for the leasing of such space by giving written notice to Landlord that Tenant is willing to enter into a lease for such premises under the same or better basic terms for such space and specifying such terms in said notice, which notice must be given by Tenant to Landlord within five (5) days after Landlord’s notice to Tenant, time being the essence with respect thereto. Notwithstanding the foregoing, any failure by Landlord to provide such notice shall not be deemed a default by Landlord under, or limit or affect in any way the obligations of

Tenant under, the Lease, as amended by this Third Amendment, and the foregoing shall not limit or affect in any way Landlord’s right to lease the Remaining Office Building Space or any portion thereof to any party from time to time under such terms and conditions as Landlord determines in its sole discretion, it being acknowledged that numerous factors will be weighed by Landlord in such determinations.

3.      Real Estate Brokers. Landlord utilized the services of Jones Lang LaSalle (the “Listing Broker”) and Tenant utilized the services of CBRE (the “Non-Listing Broker”) in procuring this Third Amendment. Tenant represents to Landlord that Tenant did not involve any other brokers in procuring this Third Amendment. Landlord shall pay the commission due Non-Listing Broker and the Listing Broker as is agreed to by the parties per a separate agreement. Tenant hereby agrees to (A) forever indemnify, defend and hold Landlord harmless from and against any commissions, liability, loss, cost, damage or expense (including reasonable attorneys’ fees) that may be asserted against or incurred by Landlord (1) by any broker other than the Listing Broker and Non-Listing Broker in excess of the amount specified in said separate agreement or (2) as a result of any misrepresentation by Tenant hereunder and (B) discharge any lien placed against the Property by any broker as a result of the foregoing.

4.      Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to conflicts of law).

5.      Ratification of Lease. Except as modified hereby, all other terms and conditions of the Lease remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto.

6.      Entire Amendment. This Amendment contains all the agreements of the parties with respect to the subject matter hereof and supersedes all prior dealings between the parties with respect to such subject matter.

7.      Authority. The parties warrant to one other that the person or persons executing this Amendment on their behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Amendment.

8.      Counterparts. This Amendment may be executed by the parties hereto in multiple counterparts, each of which when taken together shall constitute a fully executed original document. Additionally, telecopied or pdf signatures may be used in place of original signatures on this Amendment. The parties intend to be bound by the signatures on the telecopied or pdf document, are aware that the other party will rely on the telecopied or pdf signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on the form of signature.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

LANDLORD:

200 SMITH NWALP PROPERTY OWNER LLC, a Delaware limited liability company

By:	/s/ Michael O’Shaughnessy

Name:	Michael O’Shaughnessy

Title:	Managing Director

TENANT:

DECIPHERA PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Steven L. Hoerter

Name:	Steven L. Hoerter

Title:	President and CEO

EXHIBIT A-2

Expansion Premises Plan

POST 02451

200 SMITH - WALTHAM MA

DECIPHERA

BUILDING A LEVEL 3

ANCHOR LINE
PARTNERS

Enlarged Plan of Expansion Premises Entry

EXHIBIT A-3

Amenities Access Plan

POST 02451

200 SMITH - WALTHAM MA

BUILDING A LEVEL 2
DIRECT ACCESS TO GARAGE FROM EGRESS STAIR
PROTECTED INTERNAL PEDESTRIAN PATH TO AMENITY CENTER ELEVATOR (BLUE)
BUILDING B LOWER LEVEL

ANCHOR LINE PARTNERS

Schedule 1

4322111.7